Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 22nd day of February, 2012, is entered into by BioClinica, Inc., a Delaware corporation with its principal place of business at 826 Newtown Yardley Road, Newtown, Pennsylvania 18940 (the “Company”), and Mark L. Weinstein (the “Employee”).

WHEREAS, the Employee is currently serving as the President and Chief Executive Officer of the Company.

WHEREAS, the Employee is currently a party to the Employment Agreement with the Company dated as of March 4, 2009 (the “Prior Employment Agreement”) which will terminate on February 28, 2012.

WHEREAS, the Company and the Employee desire to continue the Employee’s employment with the Company in accordance with terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.                                      Term of Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on February 29, 2012 and ending on February 28, 2015 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4.

2.                                      Title; Capacity.  The Employee shall serve as President and Chief Executive Officer or in such other reasonably comparable position as the Company or its Board may determine from time to time.  The Employee shall be based at the Company’s headquarters in Newtown, Pennsylvania, or such place or places in the continental United States as the Board shall determine.  The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board or such officer of the Company as may be designated by the Board.

The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Employee.  The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period.  The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.  The Employee further agrees to abide by the applicable rules, practices, policies, restrictions and principles outlined by the Board in its’ Corporate Policy Governance Manual and amendments adopted thereto.

3.                                      Compensation and Benefits.

3.1                               Salary.  The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $449,000.  Such salary may be subject to cost of living or other increases thereafter as determined by the Board.

3.2                               Fringe Benefits.  The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.  The Employee shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

3.3                               Reimbursement of Expenses.  The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company or the Board from time to time.  The Employee must submit to the Company receipts and other details of each such expense, in the form required by the Company, within sixty (60) days after the later of (i) the Employee’s incurrence of such expense or (ii) the Employee’s receipt of the invoice for such expense.  If such expense qualifies for reimbursement, then the Company will reimburse the Employee the expense within thirty (30) days thereafter.  In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.  The amount of reimbursements to which the Employee may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.  The Employee’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

3.4                               Bonuses; Incentive Compensation.

(a)                                 The Employee shall be eligible to receive, at the sole discretion of the Board, an annual bonus (the “MIP Bonus”) up to a maximum amount equal to fifty percent (50%) of the Employee’s annual base salary upon the achievement of certain milestones as set forth in an annual Management Incentive Plan, to be mutually agreed upon (the “Management Incentive Plan”).  Additional milestones may be established to increase the MIP Bonus to a maximum amount equal to one hundred percent (100%) of the Employee’s annual base salary.  The specific annual milestones will be set each year by the Board following consultation with the Employee.  Notwithstanding the foregoing, unless otherwise waived by the Board, the Employee shall not be eligible to receive the MIP Bonus if the Company has not achieved pre-tax earnings for that applicable fiscal year.  Any MIP Bonus awarded to the Employee shall be paid by the fifteenth (15th) day of the third (3rd) month following the close of the calendar year for which such bonus is earned or as soon as administratively practicable thereafter, but in no event shall such payment be made prior to the first (1st) business day in January in the calendar year immediately following the calendar year for which that bonus is earned or after April 30 of that calendar year.

(b)                                 In addition to Section 3.4(a) above, during the term of this Agreement, the Company’s Compensation Committee shall have the sole discretion to grant equity awards to the Employee on an annual basis.  To the extent the Compensation Committee decides to grant the Employee an equity bonus in the form of restricted stock units covering shares of the Company’s common stock (an “RSU Award”), such RSU Award shall be awarded pursuant to the Company’s 2010 Stock Incentive Plan, as amended and restated from time to time, or any successor plan (the “Plan”).  Any RSU Award granted to the Employee hereunder shall vest as to shares representing one-twelfth (1/12) of the RSU Award every three (3) months for a period of three (3) years from the date of grant, upon Employee’s continuation of service through each vesting date.  The remaining terms of the RSU Award, including the payment of withholding taxes, shall be as set forth in the Company’s form Restricted Stock Unit Award Agreement.

(c)                                  The number of shares of the Company’s common stock to which the Employee may become entitled pursuant to Paragraph 3.4(b) shall be appropriately adjusted in the event of any stock split, stock dividend, combination or exchange of shares, recapitalization or other similar transaction affecting the outstanding shares of the Company’s common stock without the Company’s receipt of consideration.

3.5                               Withholding.  All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.

3.6                               Clawback.  Employee agrees that Employee will be subject to any compensation clawback, recoupment and anti-hedging policies that may be applicable to Employee as an executive officer of the Company, as in effect from time to time and as approved by the Board or duly authorized committee thereof.

4.                                      Termination of Employment Period.  The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1                               Expiration of the Employment Period;

4.2                               At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based.  For the purposes of this Section 4.2, “Cause” shall mean (a) a good faith finding by the Company that (i) the Employee has repeatedly failed to perform his assigned duties for the Company, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

4.3                               At the election of the Employee, for Good Reason (as defined below), immediately upon written notice by the Employee to the Company, which notice shall identify the Good Reason upon which the termination is based.  For the purposes of this Section 4.3, “Good Reason” for termination shall mean (i)  a material adverse change in the Employee’s authority, duties or compensation without the prior written consent of the Employee (provided that neither the hiring of a chief operating officer nor the hiring of a chief financial officer by the

Company and the relinquishment of such title and associated duties by the Employee shall constitute Good Reason hereunder), (ii) a material breach by the Company of the terms of this Agreement, which breach is not remedied by the Company within ten (10) days following written notice from the Employee to the Company notifying it of such breach or (iii) the relocation of the Employee’s place of work more than fifty (50) miles from the Company’s current executive offices.

4.4                               Upon the death or disability of the Employee.  As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any three hundred sixty (360)-day period, to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law.  A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided, that, if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

4.5                               At the election of either party, upon not less than one hundred eighty (180) days’ prior written notice of termination.

5.                                      Effect of Termination.

5.1                               At-Will Employment.  If the Employment Period expires pursuant to Section 1 hereof, then, unless the Company notifies the Employee to the contrary, the Employee shall continue his employment on an at-will basis following the expiration of the Employment Period.  Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement.

5.2                               Payments Upon Termination.

(a)                                 In the event the Employee’s employment is terminated pursuant to Section 4.1, Section 4.2, Section 4.4 or by the Employee pursuant to Section 4.5, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

(b)                                 In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5, then the following provisions shall apply, provided the Employee executes a mutual general release and waiver in a form reasonably satisfactory to the Board (the “Release”) within twenty-one (21) days (or forty-five (45) days if such longer period is required under law) and such Release becomes effective and enforceable in accordance with applicable law after the expiration of any applicable revocation period.

(i)                                     The Company shall continue to pay to the Employee his salary as in effect on the date of termination for a period of twelve (12) months.  The first such payment shall be made within the sixty (60)-day period following the Employee’s Separation from Service provided the requisite Release is effective following the expiration of any applicable revocation period; provided, however, if such sixty (60)-day period spans two (2) taxable years of the Employee, then the first such payment shall be made in the portion of such sixty (60)-day period that occurs in the second (2nd) taxable year.  Subsequent payments shall be made at periodic intervals in accordance with the Company’s customary payroll practices for salaried employees, beginning with the first such payroll date following the payment of the initial installment hereunder.

(ii)                                  The Company shall pay to the Employee, in a series of six (6) equal monthly installments, an amount equal in the aggregate to the annual bonus paid to him for the fiscal year immediately prior to the fiscal year in which his termination date occurs, provided the requisite Release is effective following the expiration of any applicable revocation period.  Such payments shall be made at the same time as the first six (6) dates that salary continuation payments are made under Section 5.2(b)(i).

(iii)                               Should the Employee elect under Section 4980B of the Internal Revenue Code (the “Code”) to continue health care coverage under the Company’s group health plan for himself, his spouse and his eligible dependents following such termination date, then the Company shall provide such continued health care coverage at the Company’s expense until the earlier of (i) the expiration of the one hundred twenty (120)-day period measured from the date of such termination or (ii) the first date the Employee is covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.  Should the Company’s provision of such continued health care coverage result in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Employee, then the Company shall report such taxable income as taxable W-2 wages and collect the applicable withholding taxes, and the Employee shall be responsible for the payment of any additional income and employment tax liability resulting from such coverage.  To the extent the health care coverage under this Section 5.2(b)(iii) is to be provided through a self-funded program maintained by the Company, the Employee shall directly pay for the costs to obtain such health care coverage and shall, within thirty (30) days after each periodic payment for a reimbursable health care coverage expense under this Section 5.2(b)(iii), submit appropriate evidence of such payment to the Company for reimbursement, and the Company shall pay such reimbursement on the thirtieth (30th) day following receipt of the submission.  During the period such health care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of the health care costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no costs shall be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) the Employee’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit.  In the event the reimbursement of health care coverage results in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Employee, then the Company shall make an additional payment (the “Health Care Gross-Up Payment”) to the Employee in a dollar amount to fully cover all taxes payable by the Employee on the income recognized with respect to the reimbursed health care coverage, including taxes imposed upon the Health Care Gross-Up Payment.  The Health Care Gross-Up Payment shall be paid to the Employee at the time the related taxes are remitted to the tax authorities.

(iv)                              The Company shall make a lump sum cash payment, not to exceed $15,000, to cover the cost of any other benefits to which the Employee would have been entitled under Section 3.2 of this Agreement had he continued in employment for an additional twelve (12) months following such termination date.  Such payment shall be made to the Employee within the sixty (60)-day period following the Employee’s Separation from Service provided the requisite Release is effective following any applicable revocation period; provided, however, if such sixty (60)-day period spans two (2) taxable years of the Employee, then such payment shall be made in the portion of such sixty (60)-day period that occurs in the second (2nd) taxable year.

The payment to the Employee of the amounts payable under this Section 5.2(b) shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 5.2(b).

(c)                                  In the event the Employee’s employment is terminated prior to the expiration of this Agreement by the Company without Cause or by the Employee pursuant to Section 4.3 within the period from sixty (60) days prior to the date of a Change of Control (as defined in the Plan) to twenty-four (24) months following the date of a Change of Control (the “Triggering Event”) and the Employee executes a Release within twenty-one (21) days (or forty-five (45) days if such longer period is required under law) and such Release becomes effective and enforceable in accordance with applicable law after the expiration of any applicable revocation period, then upon the later to occur of (i) five (5) business days after the Triggering Event or (ii) upon the effective date of the Release, the Company shall issue to the Employee (A) 225,000 unregistered shares of the Company’s common stock (or such other securities which would have been issuable to Employee in consummation of the Change of Control had the Employee held such shares immediately prior to such Change of Control), subject to federal and state securities laws and all other applicable laws, less (B) any shares of the Company’s common stock underlying awards made to the Employee pursuant to Section 3.4(b) hereof.

(d)                                 The number of shares of the Company’s common stock to which the Employee may become entitled pursuant to Paragraph 5.2(c) shall be appropriately adjusted in the event of any stock split, stock dividend, combination or exchange of shares, recapitalization or other similar transaction affecting the outstanding shares of the Company’s common stock without the Company’s receipt of consideration.

5.3                               Section 409A.  Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Code.  Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Employee under Code Section 409A.

(a)                                 It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Code Section 409A.  Accordingly, all provisions of this Agreement shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder and such provisions shall be deemed amended to comply with Code Section 409A and the applicable Treasury Regulations thereunder.

(b)                                 Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Employee may become entitled under Section 5 of this Agreement shall be made or provided to him prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his Separation from Service with the Company or

(ii) the date of his death, if the Employee is deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 4.3 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year.  If the Employee is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.  For purposes of this Agreement, including (without limitation) this Section 5.3(b), “Separation from Service” shall mean a separation from service as defined under Treasury Regulation Section 1.409A-1(h).

5.4                               Survival.  The provisions of Sections 5.2(b), 5.3, 6, 7.2, 8.3, 8.5 and 8.9 shall survive the termination of this Agreement.

6.                                      Non-Competition and Non-Solicitation.  The Employee affirms that the form of Invention Assignment and Confidential Information Agreement and form of Non-Competition and Non-Solicitation Agreement, substantially in the form attached hereto as Exhibit A and Exhibit B, respectively, remain in full force and effect as of the dated hereof.

7.                                      Other Agreements.

7.1                               Prior Agreements.  The Employee represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement).  Any agreement to which the Employee is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule A attached hereto.

7.2                               Executive Retention Agreement.  The Company and the Employee have entered into the Amended and Restated Executive Retention Agreement attached hereto as Exhibit C; provided, however, that if the Employee is terminated for any reason, and such termination triggers a payment (including benefits) to the Employee pursuant to the Amended and Restated Executive Retention Agreement, then the Employee shall receive payments (including benefits) solely pursuant to the Amended and Restated Executive Retention Agreement and not pursuant to this Agreement, except for those securities to be issued pursuant to Section 5.2(c) hereof.

8.                                      Miscellaneous.

8.1                               Notices.  Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto.  Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 8.1.

8.2                               Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.3                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement (including, without limitation, the Prior Employment Agreement).

8.4                               Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

8.5                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflicts of laws provisions thereof).  Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within Pennsylvania), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

8.6                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him.  Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of this Agreement, the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

8.7                               Waivers.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.8                               Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

8.9                               Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND CONSULT WITH COUNSEL AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

BIOCLINICA, INC.

By:	/s/ Wallace P. Parker, Jr.
Name: Wallace P. Parker, Jr.
Title: Chairman of the Compensation Committee of the Board of Directors

By:	/s/ Ted I. Kaminer
Name: Ted I. Kaminer
Title: Executive VP Finance & Administration and Chief Financial Officer

EMPLOYEE

/s/ Mark L. Weinstein
Mark L. Weinstein

[Signature Page to Employment Agreement]

SCHEDULE A

Prior Agreements

None.

EXHIBIT A

Invention Assignment and Confidential Information Agreement

EXHIBIT B

Non-Competition and Non-Solicitation Agreement

EXHIBIT C

Amended and Restated Executive Retention Agreement